                                                                       EXHIBIT 1


                       [LETTERHEAD OF MUSE TECHNOLOGIES]
--------------------------------------------------------------------------------


Contact: Steve Sukman or Christina Ward (505) 843-6873 media@musetech.com


MUSE Technologies To Receive Institutional Financing From Kingsbridge Capital
Ltd.

      (Albuquerque, NM-- June 6, 2000 6:30 a.m. EDT)
      MUSE Technologies, Inc. (Nasdaq: MUZE) announced today that it has obtained a $US18 million equity-based line of credit from Kingsbridge Capital Limited, an institutional investor specializing in equity line financing. Proceeds from the transaction are intended for working capital to fund MUSE's continuing expansion, as well as the development of data visualization software products.

      Under the terms of the financing arrangement, MUSE can incrementally draw up to $18 million in cash over a two-year period in exchange for MUSE common stock, issued at a 10 percent to 12 percent discount on a five-day average of the lowest intra-day price of MUSE shares at the time of funding. The decision to draw funds, as well as the timing and amount drawn from the equity line, are at the company's discretion, subject to certain conditions and limitations based on market price and trading volume.

      According to Brian R. Clark, President of MUSE Technologies, "Recent merger and acquisition activity has provided MUSE with a series of product and revenue opportunities that will be facilitated and enhanced by the Kingsbridge equity financing. We strongly believe that the structure and flexibility of this funding vehicle will provide us with an exceptional degree of control over our growth strategy."

      Clark added, "In the pursuit of financing to expand our international product development and marketing plan, we carefully considered a broad range of equity-based investors and deal structures, and concluded that Kingsbridge Capital offered a financing proposal that best met the company's needs at this time. Their reputation, investment methodology and technology vision are of the highest caliber, and we believe that the basis of a long and mutually rewarding relationship between MUSE and Kingsbridge is one of shared philosophy, proven history and a financing arrangement that best serves all parties involved."

MUSE Technologies                               For Immediate Release
--------------------------------------------------------------------------------


      Val O'Donoghue, Chairman of Kingsbridge Capital Limited, stated, "We are extremely enthusiastic about MUSE Technologies and the potential exhibited by its growing line of perceptual computing and data visualization products. The company's foresight, strategy, software and performance suggest that it can become the leading force in the visual computing revolution that is sweeping across all industries and markets."

About MUSE Technologies

MUSE Technologies, Inc. (Nasdaq: MUZE) is an international leader in the development of perceptual computing software. From headquarters in Albuquerque, NM and offices in Houston, Washington D.C., London, Manchester (UK) and Paris, the Company and its subsidiaries, Virtual Presence and MUSE Federal Systems Group, provide a broad range of software, hardware, integration and development solutions to corporate and government customers in an array of industries. For more information on MUSE Technologies, call (800) 711-3899 or (505) 843-6873, or visit the company's Web site at www.musetech.com.

Information contained in this press release includes statements that are forward-looking. Actual results could differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is described in MUSE Technologies' Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 and the Company's 10-QSB filing for the quarter ended March 31, 2000, both of which are on file with the Securities and Exchange Commission.

                                      (End)









--------------------------------------------------------------------------------
Page 2 of 2